                                                                      EXHIBIT 12

                    OXFORD HEALTH PLANS, INC. & SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            AND PREFERENCE DIVIDENDS
                                 (IN THOUSANDS)

                                          YEAR ENDED DECEMBER 31
                         --------------------------------------------------------
                           1998         1997         1996       1995       1994
                         ---------    ---------    --------    -------    -------
Earnings (loss) before
  income taxes.........  $(615,229)   $(431,611)   $172,049    $91,501    $49,926
Add back fixed
  charges..............     59,030        8,000       7,000      5,000      3,000
                         ---------    ---------    --------    -------    -------
Total earnings
  (loss)...............  $(556,199)   $(423,611)   $179,049    $96,501    $52,926
                         =========    =========    ========    =======    =======
Fixed charges:
  Interest (none
     capitalized)......  $  43,030    $      --    $     --    $    --    $    --
  Interest component of
     rental payments...     16,000        8,000       7,000      5,000      3,000
                         ---------    ---------    --------    -------    -------
     Total fixed
       charges.........  $  59,030    $   8,000    $  7,000    $ 5,000    $ 3,000
                         ---------    ---------    --------    -------    -------
Preferred dividends and
  amortization.........  $  27,668           --          --         --         --
                         ---------    ---------    --------    -------    -------
     Total fixed
       charges and
       preference
       dividends.......  $  86,698    $   8,000    $  7,000    $ 5,000    $ 3,000
                         =========    =========    ========    =======    =======
Ratio of earnings to
  fixed charges and
  preference
  dividends............          *            *        25.6       19.3       17.6
                         =========    =========    ========    =======    =======

-------------------------
* Earnings were insufficient to cover fixed charges and preference dividends by $642.9 million for 1998 and $431.6 million for 1997.

     For purposes of computing these ratios, our combined earnings before income taxes, as reported in our most recent Annual Report on Form 10-K/A, have been increased by the amount of our fixed charges plus preference dividends. The amount of earnings was then divided by the amount of fixed charges and preference dividends, the result being the ratio of earnings to combined fixed charges and preference dividends. Fixed charges represent interest expense (no interest has been capitalized) plus the estimated interest factor in rental expense.